STOCK PURCHASE AGREEMENT
                            ------------------------





         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and dated as of September 10, 1998, between IMN Financial Corp., a Delaware corporation, whose principal office is located at 520 Broadhollow Road, Melville, New York 11747 ("IMNF"), CFI Mortgage, Inc., a Delaware corporation, whose principal office is located at 580 Village Blvd., Suite 120, West Palm Beach, FL 33409 ("CFI"), and Vincent Castoro, an individual residing at 8144 SE Woodlake Lane, Hobe Sound, FL 33455 , as to the provisions of Paragraphs 1.5 and 3 only, and Christopher Castoro, an individual residing at 11567 Buckhaven Lane, Palm Beach Gardens, FL 33412, (the "Principals") as to the provisions of paragraph 3 only.

         WHEREAS, CFI is the owner of all of the issued and outstanding shares of capital stock of Bankers Direct Mortgage Company ("BDMC"),

         WHEREAS, IMNF wishes to acquire and CFI wishes to sell all of the outstanding shares of capital stock of BDMC, and CFI and the Principals will agree not to compete in the retail mortgage business for a period of five (5) years after Closing,

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, IMNF, the Principals, as indicated above, and CFI hereby agree as follows:

         1.  PURCHASE AND SALE OF STOCK.
             --------------------------

             1.1 PURCHASE AND SALE. On the Closing Date, as defined herein, IMNF
                 -----------------
shall purchase from CFI, and it will sell and transfer to IMNF, all the issued and outstanding shares of stock of CFI's subsidiary, BDMC, of every kind and description (the "Stock").

             1.2 DELIVERY AT CLOSING. At the Closing, as defined herein, CFI
                 -------------------
will deliver certificate(s) for the Stock duly endorsed so as to make IMNF the sole owner of the Stock, free and clear of all claims, liens, equities, encumbrances and restrictions of any kind, except hereinafter provided.

             1.3 PURCHASE PRICE AND PAYMENT TERMS. In exchange for 100% of the
                 ---------------------------------
issued and outstanding stock of BDMC, and the covenants not to compete of CFI and the Principals, IMNF will pay CFI quarterly, forty-five days after the end of each quarter, for the two years following the Closing, one eighth of one point on all closed loans, provided BDMC's branch operations existing at the date of Closing are profitable in that quarter, after deduction of all liabilities of any kind of BDMC, including but not limited to undisclosed liabilities, trade accounts payable, employee claims of whatever nature, litigation losses, or losses due to loan buy-backs on warehouse lines or from investors.

             1.4 GUARANTEE OF MINIMUM NET WORTH. CFI guarantees that BDMC will
                 ------------------------------
have a net worth of $0. If BDMC's net worth is negative, such amount will be netted against the payments to be made pursuant to Section 1.3 above.

             1.5 EMPLOYMENT OF VINCENT CASTORO. As a further inducement to IMNF
                 -----------------------------
to enter into this Agreement, Vincent Castoro agrees to enter into an employment agreement with IMNF's wholly-owned mortgage banking subsidiary, Island Mortgage Network as Senior Vice President and National Manager of Sales, for a five (5) year period, with duties customary to such a position in the mortgage banking industry, upon terms to be negotiated.

             2. CLOSING DATE On the closing date, the date upon which all
                ------------
transactions constituting conditions precedent to the sale shall have been consummated ("Closing Date"), Closing will be held at the offices of IMNF, 520 Broadhollow Road, Melville, New York 11747, on September 4, 1998, or such other date and time as the parties may agree.

                3. NON-COMPETITION/ NON-SOLICITATION.
                   ---------------------------------
                A. As a further inducement to IMNF to enter into this Agreement, CFI agrees that for a period of five (5) years from the Closing Date of this Agreement , CFI , its subsidiaries and affiliates shall not, directly or indirectly, (i) engage in activities or businesses which compete with the business of BDMC as currently conducted; or (ii) solicit, recruit, or hire any employees of BDMC as of the date of this Agreement, or any persons who have worked for BDMC. CFI recognizes that a breach of this obligation would result in irreparable injury to CFI for which no adequate remedy would be available at law, and therefore consents to the entry of such injunctive relief as shall be reasonably necessary to restrain or prohibit conduct which violates this Section.

                B. As a further inducement to IMNF to enter into this Agreement, Vincent Castoro agrees that for a period of five (5) years from the Closing Date of this Agreement , Vincent Castoro shall not, directly or indirectly, (i) engage in activities or businesses which compete with the business of BDMC as currently conducted; or (ii) solicit, recruit, or hire any employees of BDMC as of the date of this Agreement, or any persons who have worked for BDMC. Vincent Castoro recognizes that a breach of this obligation would result in irreparable injury to IMNF for which no adequate remedy would be available at law, and therefore consents to the entry of such injunctive relief as shall be reasonably necessary to restrain or prohibit conduct which violates this Section.

                C. As a further inducement to IMNF to enter into this Agreement, Christopher Castoro agrees that for a period of five (5) years from the Closing Date of this Agreement, Christopher Castoro shall not, directly or indirectly,
(i) engage in activities or businesses which compete with the business of BDMC as currently conducted; or (ii) solicit, recruit, or hire any employees of BDMC as of the date of this Agreement, or any persons who have worked for BDMC. Christopher Castoro recognizes that a breach of this obligation would result in irreparable injury to IMNF for which no adequate remedy would be available at law, and therefore consents to the entry of such injunctive relief as shall be reasonably necessary to restrain or prohibit conduct which violates this Section.

             4. REPRESENTATIONS AND WARRANTIES BY CFI. CFI represents and
                -------------------------------------
warrants to IMNF as follows:

             4.1 ORGANIZATION AND STANDING, POWERS, QUALIFICATION AND
                 ----------------------------------------------------
AUTHORITY/BOOKS AND RECORDS/ PERMITS AND LICENSES.
--------------------------------------------------

                A. BDMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has all requisite corporate power and authority to own its properties and assets and carry on its business as now conducted is duly qualified and authorized to transact business as a mortgage lending company in the State of Florida, and is qualified and in good standing as a foreign corporation in each jurisdiction where the nature of its business required such qualification.

                B. The copies of the Articles of Incorporation and Bylaws of BDMC attached as Schedule 4.1 are correct and complete. The stock transfer, minute books, and corporate records of BDMC which have been made available to IMNF are correct and complete and constitute the only written records and minutes of the meetings, proceedings, and other actions of the shareholders and the Board of Directors from the date of BDMC's organization to the date hereof.

                C. BDMC (and/or, where necessary, its employees), has duly obtained and holds in full force and effect all consents, authorizations, licenses, permits, orders, or approvals of, and has made timely declarations and filings with all federal state or local governmental or regulatory bodies that are material and necessary in the conduct of its business as conducted at present, (collectively, the "Permits"). All the Permits were duly obtained, are in full force and effect, and no violations are or have been recorded in respect of any such Permit. To CFI's knowledge, no proceeding is pending or threatened to revoke, deny or limit any such Permit.

             4.2 CAPITAL STOCK. BDMC authorized capital stock consists of one
                 -------------
class of voting common stock, consisting of seven thousand five hundred (7500) shares, each share having no par value. Of the authorized capital stock, all shares are validly issued and outstanding, fully paid and nonassessable at the date hereof, all of which are owned by CFI. There are no options, warrants or rights to acquire any capital stock of BDMC or securities convertible into or exchangeable for, or which otherwise confer on the holder or holders thereof any right (whether or not upon the happening of any contingency or after any lapse of time, and whether or not upon the payment or delivery of any consideration) to acquire, any capital stock of BDMC, nor is BDMC committed to issue any such option, warrant, right or security.

             4.3 DISSOLUTION; FORFEITURE. No action at law or suit in equity and
                 -----------------------
no other investigation or proceeding whatsoever is now pending or threatened:
(i) to liquidate, dissolve or disincorporate BDMC, (ii) to declare any of the corporate rights, powers, franchises or privileges of BDMC to be null and void or otherwise than in full force and effect; (iii) to declare that BDMC or any of its directors, officers, agents or employees have exceeded or violated any of their corporate rights, powers, franchises or privileges; or (iv) to obtain any decree, order, judgment or other judicial determination or administrative or other ruling that will or may impede or detract from any of the corporate rights, powers, franchises or privileges now vested in or claimed by BDMC.

             4.4 FINANCIAL STATEMENTS.
                 --------------------

             (a) There have heretofore been furnished to IMNF copies of the audited financial statements of CFI as at December 30, 1997 and December 30, 1998, and the related statements of income and retained earnings for the fiscal years then ended, all prepared by Grant Thornton, certified public accountant for CFI. Such financial statements are complete and correct and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly present the financial position of CFI as at the dates indicated and the results of the operations of CFI for the periods indicated.

             (b) Prior to the Closing Date, CFI has delivered to IMNF a pro forma balance sheet of BDMC as at August 31, 1998, and a pro forma statement of income and retained earnings for the period then ended of BDMC, net of inter-company balances with CFI or related entities, showing the guaranteed net worth of BDMC, certified by the chief executive officer of BDMC (hereinafter collectively referred to as the "August, 1998, Balance Sheet"). The financial statements referred to above shall be prepared in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in Subsection (a) above and will fairly present the financial position of BDMC as at August 31, 1998, and the results of operations of BDMC for the period then ended.

             4.5 PROPERTIES. BDMC has and will have on the Closing Date all
                 ----------
requisite corporate power and authority to own and hold, and (except for assets disposed of in the ordinary course of business) will have on the Closing Date good and marketable indefeasible title to, all of the properties and assets reflected in the most recent of the balance sheets referred to in Paragraph 3.4 above, subject to no mortgage, pledge, lien, encumbrance, charge or security interest, except only: (i) liens in respect of pledges or deposits under workers' compensation laws or similar legislation; (ii) liens for property taxes, assessments or like governmental charges not yet delinquent and payable without penalty; (iii) defects and exceptions, none of which (individually or in the aggregate) materially interfere with the use by BDMC of such properties for the purposes for which they are held; and (iv) the liens described in Schedule 4.5A, attached hereto, which schedule describes each such lien, describes the transaction or other circumstances out of which it arises, describes the amount of the obligation it secures, identifies the property affected thereby, identifies the owner of such property, and is complete and correct. CFI agrees to cooperate with IMNF in obtaining the discharge of any liens of record. Said
Schedule 4.5A will also describe all notes payables of August 31, 1998. Attached hereto is Schedule 4.5B, which is complete and correct, listing all real property owned by BDMC. All of the properties and assets of BDMC are in existence, in the possession of BDMC and in good working order and repair, except for minor defects which do not materially interfere with their use, or except as described in Schedule 4.5C, attached hereto.

             4.6 CHANGES IN CONDITION. Since August 31, 1998, there has been no
                 --------------------
change in the assets, liabilities, condition (financial or otherwise) or business of BDMC from that set forth in or reflected in its financial statements as at said date, except changes in the ordinary course of business, none of which (individually or in aggregate) have been materially adverse. Since August 31, 1998, BDMC has not been adversely affected in any material manner as a result of any fire, explosion, accident, flood, earthquake, seismic or tidal wave, windstorm, strike, lockout, labor dispute, riot, civil commotion or disturbance, sabotage, confiscation, condemnation or purchase of any property by governmental authority, activities of armed forces, or acts of God or the public enemy, except as shown on Schedule 4.6, attached hereto.

             4.7 TAX RETURNS AND PAYMENTS. All tax returns and reports of BDMC
                 ------------------------
required by law (including, without limiting the generality of the foregoing, all income, unemployment compensation, social security, sales, compensating use, excise, privilege and franchise tax laws of the United States or any state, territory or municipal or political subdivision thereof) to be filed on or before the Closing Date have been, or will be, duly and timely filed. All taxes, assessments, fees, interest, penalties and other governmental charges or impositions which are, or should be, shown on said returns and reports, reflected on billings by governmental agencies, or required to be deposited on or before the Closing Date, have been, or will be, duly and timely paid (other than those not yet due and payable, those presently payable without penalty, and those currently being contested in good faith).

             BDMC has not received any notice of deficiency assessment or proposed deficiency assessment of any United States, state, municipal or other tax or penalty and has no knowledge of any basis for any additional deficiency assessment of any such tax or penalty, nor has it knowingly waived any law or regulation fixing, or consented to the extension of, any period of time for the assessment of any tax or other governmental imposition, or become committed so to do, except as shown on Schedule 4.7, attached hereto.

             4.8 COMPLIANCE WITH OTHER INSTRUMENTS. BDMC is not in violation of
                 ---------------------------------
or in default with respect to any term or provision of its: (i) Articles of Incorporation or Bylaws; (ii) material indentures, contracts, agreements or instruments to which it may be bound; or (iii) any judgment, order, writ, injunction or decree of any court or of any federal, state, territorial, municipal or other commission, board or other administrative or governmental agency or authority; and it is not in violation of any federal, state, territorial, municipal or other statute, rule or regulation applicable to it or by which it may be bound in any case in any manner so as at present or at any future time to affect it adversely in any material respect.

             4.9 UNDISCLOSED LIABILITIES. At the date of the most recent balance
                 -----------------------
sheet referred to in Paragraph 4.4 herein, there were no material liabilities of BDMC (actual, contingent or accrued) which are not shown or reflected in such balance sheet or the notes thereto.

             4.10 BOOKS OF ACCOUNT. The books of account of BDMC are complete
                  ----------------
and correct in all material respects, and all moneys due or to become due from or to or owing by, and all liabilities (actual, contingent or accrued) of, BDMC by reason of any transaction, matter, cause or thing whatsoever which, in accordance with generally accepted accounting practices or principles, should be entered therein have been duly, correctly and completely entered therein.

             4.11 LITIGATION, ETC. BDMC is not a party to or affected by any
                  ----------------
pending, and has no notice or knowledge of any threatened action, suit, proceeding or investigation (at law or in equity or otherwise) in, before or by any court or any governmental board, commission, agency, department or office in which an adverse determination would have any material adverse effect on the business, assets or financial condition of BDMC, except as shown on Schedule 4.11, attached hereto.

             4.12 ACCOUNTS AND NOTES RECEIVABLE /ACCOUNTS AND COMMISSIONS
                  -------------------------------------------------------
PAYABLE.
-------

             A. Except as specified in Schedule 4.12A, attached hereto, all accounts and notes receivable of BDMC are and on the Closing Date will be valid, genuine and subsisting; arise and/or will arise out of bona fide sales and/ or performances of services; and are subject and will be subject to no known defenses, set-offs or counterclaims. BDMC will deliver to IMNF at the Closing Date Schedule 4.12, showing the age of accounts and notes receivable of BDMC as at August 31, 1998, which schedule will specify the amount, if any, of such accounts and notes receivable which BDMC deems to be uncollectible.

             B. Attached as Schedule 4.12B is the August 31, 1998 accounts payable run for BDMC, listing balances outstanding and the last payment to each creditor, which is true and correct as of the date of the Closing hereunder.

             C. Attached as Schedule 4.12C is the August 31, 1998 commissions payables run for BDMC, listing all commissions owed to employees or others, which is true and correct as of the Closing hereunder.

             4.13 OTHERS' DEFAULTS. No other party with whom BDMC has any
                  ----------------
material contractual arrangement is not in compliance with, or is in default (without regard to any requirement of notice or grade period or both) in the observance or performance of, any term, condition or provision of any such contractual arrangement.

             4.14 COLLECTIVE BARGAINING AGREEMENTS. BDMC is not a party to or
                  --------------------------------
bound by any collective bargaining agreement or other labor agreement with any bargaining agent (exclusive or otherwise) with respect to its employees.

             4.15 OVERTIME, BACK-WAGE, BACK COMMISSION, VACATION,
                  ----------------------------------------------
DISCRIMINATION, FMLA STATUS/ NO EXTRAORDINARY TURNOVER IN KEY STAFF.
-------------------------------------------------------------------

             A. Except as described in Schedule 4.15A, which will be delivered by BDMC to IMNF on the Closing Date, no present or former employee of BDMC has any claim against BDMC (whether under federal or state law, under any employment agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for work done in the current payroll period; (ii) wages or salary or commissions for any period other than the current payroll period; (iii) vacation time off or pay in lieu of vacation time off, other than (a) accumulated vacation pay as at the Closing Date as shown in the schedule referred to above, and (b) vacation time (or pay in lieu thereof) earned in or in respect of the current fiscal year; or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. No employee is at present taking, or has notified BDMC of any intention to take, a leave pursuant to the Family and Medical Leave Act of 1993, ("FMLA") or any state counterpart, except as noted in Schedule 4.15A hereto. BDMC has designated the calender year as its FMLA leave year. No person or party (including, but not limited to, governmental agencies of any kind) has made any claim against, or asserted any basis for any action or proceeding against, BDMC under or arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices.

             B. CFI warrants and represents that no key staff, defined as its branch managers and loan officers, have left BDMC's employ since the date of the last audited financial statement referred to in Paragraph 4.4a above, except as noted on Schedule 4.15B.

             4.16 CONTRACTS FOR PERSONAL SERVICES. BDMC is not a party to or
                  -------------------------------
bound by any contract, agreement or undertaking with any person whatsoever for personal services to be rendered by any person for BDMC, except as set forth in
Schedule 4.16A attached hereto. Attached hereto is Schedule 4.16B, showing the names, positions and annual rates of compensation of all employees of BDMC, including copies of employment contracts, or a statement that they are employed at will. Copies of BDMC's written employment policies, including sick and vacation policies, as well as a copy of its employee manual, if any, are also attached as Schedule 4.16B.

             4.17 PROFIT SHARING ARRANGEMENTS; BONUSES. BDMC is not and will not
                  ------------------------------------
be, at the Closing Date, a party to or bound by any contract, agreement or undertaking by the terms of which any person, firm, corporation, business trust or other entity is or may be entitled (for any reason or in any capacity other than as a shareholder or employee of BDMC) to any share in the gross receipts, earnings or profits of BDMC, except for any leases, concessions, franchises or other agreements providing for payments by BDMC based on sales or profits, true copies of all which leases, concessions, franchises or other agreements have been delivered by BDMC to IMNF, and except as set forth on Schedule 4.17, attached hereto.

             4.18 PENSIONS AND OTHER DEFERRED COMPENSATION. BDMC will not as of
                  ----------------------------------------
the Closing Date have a pension, profit sharing or retirement income plan, contract or arrangement in force, except for those plans disclosed in Schedule 4.18, attached hereto, copies of which plans have heretofore been delivered to IMNF.

             4.19 BENEFIT CLAIMS. No person or party whatsoever now has or will
                  --------------
have on the Closing Date any claim known to BDMC under which BDMC has any liability under any health, sickness, disability, medical, surgical, hospital or similar benefit plan or arrangement (whether or not legally binding) maintained by BDMC, or to or by which BDMC is a party or is bound, or under any workers' compensation or similar law, which is not fully covered by insurance maintained with reputable, financially responsible insurers. CFI herewith delivers to IMNF
Schedule 4.19, listing all insurance contracts relating to all such benefit plans, arrangements and copies of such benefit plans themselves.

             4.20 INTERESTS IN PROPERTY, ETC. No other party owns, holds or
                  --------------------------
claims any interest in any real or personal property or other assets (tangible or intangible) used by BDMC in its businesses.

             4.21 LEASES. BDMC is not, either as lessee or lessor, a party to or
                  ------
bound by any lease or any property or assets having a term of (or subject to renewal or extension by any party other than BDMC for a total term, including the initial term and any such renewal or extended term, aggregating) more than one year, except only for the leases described on Schedule 4.21, attached hereto, true copies of which have been heretofore delivered to IMNF.

             4.22 CONTRACTS FOR PURCHASE OR SALE. BDMC is not a party to or
                  ------------------------------
bound by any contract, agreement or undertaking with any person or party whatsoever (other than cost and insurance contracts entered into in the ordinary course of business) for the purchase of any property or assets of any nature whatsoever which requires that payment for such property or assets shall be made regardless of the Closing Date of this Agreement. BDMC is not a party to, or bound by any other contract, agreement or undertaking for, the sale of any property or assets of any nature whatsoever, except only such as have been made in the ordinary course of business and that expire by their terms or are otherwise cancelable by BDMC (without any right of renewal or extension in any party other than BDMC) no later than 30 days after the Closing Date.

             4.23 INSURANCE CONTRACTS; BANKING RELATIONSHIPS. CFI hereby
                  ------------------------------------------
delivers to IMNF Schedule 4.23A, showing all contracts of insurance and indemnity (not shown in any other schedule referred to in this Agreement) in force at the date hereof. CFI also hereby delivers to IMNF Schedule 4.23B, showing (i) the names and locations of all banks in which BDMC has accounts or safe deposit boxes or borrowing relationships and the names of all persons authorized to draw on such accounts, access such boxes, or borrow pursuant to such relationships; the balance as of the Closing Date and a description of the use and purpose of each account; and (ii) the names of all persons or entities holding BDMC powers of attorney, with copies thereof.

             4.24 BROKERAGE; INDEMNITY. CFI has retained no broker or finder in
                  --------------------
connection with the transactions contemplated by this Agreement, and will indemnify, defend and hold harmless IMNF against all the claims for brokers' or finders' fees made or asserted by any party claiming to have been employed by it, and all costs and expenses (including the reasonable fees of counsel) of investigating and defending such claims.

             4.25 CONTRACTS, LEASES, ETC. As of the date hereof, BDMC is not a
                  ----------------------
party to any lease, contract, undertaking or other commitment, written or oral, except:

             (a) Those leases, contracts, undertakings or other commitments listed in the Schedules hereto; and

             (b) Those leases, contracts, undertakings and commitments not materially affecting the business of BDMC. The original or a full, true and correct copy of each item listed in the aforementioned schedules (together with supplements and amendments thereto) or a summary of the material provisions, in the event a formal document is not in existence, has been delivered to or examined by IMNF. BDMC is not in default under any lease, contract, undertaking or other commitment materially affecting its business. To the extent that any lease, contract, undertaking or other commitment set forth in the aforementioned schedules requires the consent of any other person or party to its assignment, CFI agrees to use its best efforts to procure such consent and to deliver the same to IMNF on or before the Closing Date.

             4.26 PERMITS. BDMC holds or has obtained all governmental permits,
                  -------
licenses, consents, approvals and waivers necessary for the lawful conduct of its business as now conducted. Copies of all such permits are attached hereto as
Schedule 4.26.

             4.27A WAREHOUSE LINES. BDMC has in place warehouse lines of credit
                   ---------------
in the total amount of approximately $42,500,000 dollars in force at the date hereof. CFI hereby delivers to IMNF Schedule 4.27A showing the names, locations balances and limits of all such warehouse lines of credit, together with a listing of all mortgages comprising the balances thereof, with ageing details. CFI warrants and represents that INSouth Funding is a warehouse line of credit used solely by BDMC, and that Nikko Financial is a non-segregated line used by BDMC and CFI. CFI agrees that no amounts from the non-segregated line will be charged to, or become an obligation of, IMNF after

Closing of this Agreement.

             4.27B INVESTORS. Schedule 4.27B, which CFI warrants is complete and
                   ---------
correct, lists the entities to which BDMC sells mortgages, their addresses and contact names, as well as providing a percentage breakdown of business and type of business for each, and a total for their volume. Also attached are agreements with such entities.

             4.27C ALL MORTGAGE LOANS CURRENTLY ORIGINATED OR STILL OPEN.
                   -----------------------------------------------------
Attached as Schedule 4.27C, which CFI warrants is complete and correct, is a listing of all loans in BDMC's pipeline as of today's date, including all loans in all stages: application, commitment, and all closed but unpurchased loans on BDMC's books, as well as all warehoused loans and all amounts due and payable thereon., none of which amounts shall be charged to, or become an obligation of IMNF after the Closing Date.


             4.28 NO CONFLICT WITH OTHER AGREEMENTS. Neither the execution and
                  ---------------------------------
delivery of this Agreement nor compliance with its terms and provisions will conflict with or result in a breach of any agreement or instrument to which BDMC is a party or by which it may be bound or constitute a default thereunder or result in the creation or imposition of any lien, charge, encumbrance or restriction of any nature whatsoever upon, or give to anyone any interest or rights, including rights of termination or cancellation, in or with respect to, any of the properties, assets, contracts, or business of BDMC.

             4.29 NO RESTRICTIONS. Neither CFI nor BDMC is subject to any
                  ---------------
charter, bylaw,
judgment or other restriction which would prevent the consummation of the transactions contemplated by this Agreement. The board of directors and the shareholders of CFI have duly approved this agreement and the transactions contemplated herein as required under the laws of the State of Delaware and have authorized the execution and delivery of this Agreement.

             4.30 DISCLOSURE. Neither the financial statements, any schedule
                  ----------
referred to herein nor this Agreement contains any untrue statements of a material fact or knowingly omits to state a material fact (other than facts generally known to the business community) necessary in order to make the statements contained therein or herein not misleading. To the best knowledge of CFI, there is no such fact which materially adversely affects or in the future may (so far as CFI can now reasonably foresee) materially adversely affect the business or prospects or condition (financial or otherwise) of BDMC or any of its properties or assets which has not been set forth herein in Schedule 4.30, delivered to IMNF.

             5. REPRESENTATIONS ,WARRANTIES, AND COVENANTS OF IMNF. IMNF
                --------------------------------------------------
represents and warrants to CFI as follows:

             5.1 ORGANIZATION AND STANDING. IMNF is a corporation duly organized
                 -------------------------
and existing and in good standing under the laws of the State of Delaware and has full corporate power to carry out this Agreement.

             5.2 AUTHORITY OF IMNF. The execution and performance of this
                 -----------------
Agreement by IMNF has been duly authorized and approved by its board of directors. Neither the execution nor the performance by IMNF of this Agreement will result in the breach of any term or provision of any other agreement to which IMNF is a party.

             5.3 BROKERAGE; INDEMNITY. IMNF has not retained any broker or
                 --------------------
finder in connection with the transactions contemplated by this Agreement, and IMNF will indemnify, defend and hold harmless CFI against all claims for brokers' or finders' fees made or asserted by any party claiming to have been employed by IMNF, and all costs and expenses (including the reasonable fees of counsel) of investigating and defending such claims.

             6. CERTAIN COVENANTS BY CFI. CFI covenants and agrees with IMNF
                ------------------------
that:

                6.1 CONSENTS. CFI shall promptly apply for or otherwise seek,
                    --------
and use its best efforts to obtain, all consents and approvals of all parties whose consent or approval is necessary for the valid effective consummation and completion of the transactions contemplated hereby or is otherwise necessary in order that CFI may validly, lawfully and effectively perform and carry out its obligations hereunder. BDMC will not apply for any mortgage or banking department approval, but will cooperate with IMNF as requested in making such application.

                6.2 RESIGNATIONS OF ALL DIRECTORS AND OFFICERS. CFI shall
                    ------------------------------------------
deliver to IMNF written resignations signed by all Directors and Officers of BDMC dated as of the Closing Date.

                6.3 TRANSFER OF AUTHORITY TO ACCESS AND DRAW UPON BANK ACCOUNTS,
                    ------------------------------------------------------------
ETC. CFI shall deliver to IMNF written transfer of authority to access and draw
---
upon each and every bank account of every nature and kind, every safe deposit box, and any right to borrow, as set forth in Schedule 4.23, maintained by BDMC, into the name of IMNF, dated as of the Closing Date.

             7. CONDITIONS TO IMNF'S OBLIGATIONS. The obligations of IMNF to
                --------------------------------
complete and consummate this Agreement shall be subject to compliance by CFI and, if applicable, Principals, with all of the agreements herein contained and to the satisfaction of the following conditions precedent:

                7.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and
                    -----------------------------------
warranties contained in Paragraph 5 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and IMNF shall have received on the Closing Date a certificate from CFI dated the Closing Date signed by the president and secretary of CFI to those effects.

                7.2 OPINION OF COUNSEL. At the Closing Date, CFI shall deliver
                    ------------------
or cause to be delivered to IMNF an opinion (in form and content satisfactory to IMNF), dated the Closing Date, from counsel for CFI, to the following effect:

                   (a) That BDMC is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida, entitled to own or to lease its properties and to carry on its business as and in the places where such properties are now owned, or leased, or such businesses are now conducted, and insofar as is known to such counsel, has fully complied with all federal, state, and local laws with respect to the operation of its business.

                   (b) That CFI has full power and authority to make, execute, deliver and perform this Agreement in accordance with its terms; this Agreement has been duly authorized and approved by proper corporate action of CFI and constitutes a valid and legally binding obligation of CFI in accordance with its terms. All of the shares of stock currently outstanding as reflected in paragraph 5.2 of this agreement are validly issued and outstanding and are not currently subject to any lien, pledge, encumbrance, restriction or claims, and CFI has full right and authority to transfer the same pursuant to this transaction. Upon assignment and delivery of the share certificates to IMNF, it will take title thereto free and clear of any lien, pledge, encumbrance, charge, agreement or claim.

                   (c) That such counsel does not know that any action, suit, proceeding or investigation is pending against BDMC which might result in any material adverse change in the condition (financial or otherwise) or business of BDMC (other than those referred to in Paragraph 5.11 hereof), or which questions the legality, validity or propriety of this Agreement or of any actions taken or to be taken pursuant to or in connection with this Agreement.

                   In rendering such opinion, counsel for BDMC may rely (and will state in such opinion the belief that IMNF is justified in relying) upon the certificates of an officer of BDMC as to matters of fact.

                   7.3 NO ACTION TO PREVENT COMPLETION. No action or proceeding
                       -------------------------------
shall have been instituted or threatened on or prior to the Closing Date to set aside, restrain or prohibit, or to obtain damages in respect of, this Agreement or the consummation of the transactions contemplated herein which in the opinion of IMNF makes it inadvisable to consummate such transactions.

                   7.4 FINAL BALANCE SHEET. CFI has delivered at Closing the
                       -------------------
Final Balance Sheet of BDMC and related financial statements, which will show no material adverse change in the financial position of BDMC from the date of the financial statements described in Paragraph 4.3 hereof. In addition, there shall have been no material adverse change in the financial position of BDMC, up to and including the Closing Date.

                   7.5 CONSENT. To the extent specified in any paragraph or
                       -------
schedule with respect to obtaining the consent of any other person or party to the assignment of specified contracts, licenses, leases, agreements or commitments, CFI shall have obtained by the Closing Date such consents in form and substance satisfactory to IMNF, except as provided on Schedule 6.5.

                   7.6 FULL COMPLIANCE. IMNF's obligations to complete and
                       ---------------
consummate this Agreement shall be subject to material compliance by CFI with all of its agreements herein contained, and to the reasonable satisfaction of all of the conditions of this Agreement.

                   7.7 CHANGES IN CONDITIONS. From the date of this Agreement to
                       ---------------------
the Closing Date, there will have been no material adverse change in the assets or liabilities or condition (financial or otherwise) or business of BDMC, and BDMC will not have been adversely affected in any material manner as the result of any fire, explosion, accident, flood, earthquake, seismic or tidal wave, windstorm, strike, lockout, labor dispute, riot, civil commotion or disturbance, sabotage, confiscation, condemnation or purchase of any property by governmental authority, activities of armed forces, or acts of God or the public enemy, whether covered by insurance or not.

             8. CONDITIONS TO CFI'S OBLIGATIONS. CFI's obligations to complete
                -------------------------------
and consummate this Agreement shall be subject to material compliance by IMNF with all of its agreements herein contained and to the reasonable satisfaction of the following conditions precedent:

                8.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and
                    -----------------------------------
warranties contained in Paragraph 5 hereof shall be true and correct in all material respects as of the Closing Date, and IMNF shall have suffered no adverse material changes in its financial condition that would affect its ability to perform the transactions contemplated hereunder. CFI shall have received at the Closing a certificate dated the Closing Date signed by the president or vice president and the secretary or assistant secretary of IMNF to that effect.

                8.2 NO ACTION TO PREVENT COMPLETION. No action or proceeding
                    -------------------------------
shall have been instituted or threatened on or prior to the Closing Date to set aside the authorizations of the transfers hereunder or any of them, and no action or proceeding shall have been instituted or threatened before any court or governmental agency to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein which in the opinion of CFI makes it inadvisable to consummate such actions.

             9. FURTHER ASSURANCE. It is expressly understood and agreed that
                -----------------
CFI will, upon IMNF's request, from time to time prior to the closing execute and deliver to IMNF all such instruments and documents of further assurance or otherwise, and will do all such acts and things as in the sole judgement of IMNF may be necessary or proper for the full, complete and effectual vesting in IMNF at the Closing of all of BDMC's assets or otherwise to carry out and perform BDMC's obligations hereunder.

             10. CLOSING DELIVERIES. This Agreement shall close when all of the
                 ------------------
deliveries referred to heretofore in this Agreement, and all of the deliveries referred to in this Paragraph 10, are made on or prior to the Closing Date, in form reasonably satisfactory to the parties and their legal and accounting advisors. Such schedules and deliveries as cannot reasonably be made at Closing shall be exchanged as soon as practicable, but in any event, within thirty (30) days of the Closing Date referred to in Paragraph 2 hereof.

                10.1 IMNF and CFI shall deliver to each other certified copies of the resolutions of their boards of directors authorizing the execution and performance of this Agreement and the acts of the officers of each in carrying out the terms and provisions thereof, and appropriate incumbency certificates for such officers, certified by their secretaries or assistant secretaries.

                10.2 IMNF and CFI agree to execute and deliver such instruments and take such other action as any of them may reasonably require in order to carry out the intent of this Agreement.

                10.3 CFI shall deliver to IMNF a certificate of the Secretary of State of Florida, evidencing the good standing of BDMC as of a date or dates not more than ten (10) days prior to the Closing Date.

                10.4 CFI shall cooperate with IMNF in seeking a tax clearance certificate for BDMC to be issued by the appropriate Florida authority dated as of the Closing Date.

                10.5 CFI will issue and deliver to IMNF certificate(s) for the Stock sold to IMNF by this Agreement.

                10.6 CFI shall deliver to IMNF all BDMC's formal corporate records and devices, including the corporate minute book, corporate stock transfer records and corporate seal.

                10.7 CFI shall deliver to IMNF written resignations signed by all Directors and Officers of BDMC dated as of the Closing Date.

                10.8 CFI shall deliver to IMNF written transfer of authority to access and draw upon each and every bank account of every nature and kind, as set forth in Schedule 4.23B, maintained by BDMC into the name of IMNF dated as of the Closing Date.

             11. INDEMNIFICATION OF IMNF. 11.1 CFI shall indemnify and hold IMNF
                 -----------------------
harmless after the Closing Date from and against any and all of the following:

                (a) The breach by CFI of any warranty or representation made by CFI pursuant to this Agreement;

                (b) The nonperformance of any covenant of CFI;

                (c) Any claim, action, suit or proceeding brought against IMNF based on a undisclosed claim or liability (as herein defined) arising before the Closing date and relating to CFI's operation of BDMC;

                (d) Any claims for unpaid taxes of any kind which are asserted or levied against IMNF or the properties or assets of BDMC after the Closing Date which relate to any period before the Closing Date.

                (e) All costs, assessments, judgments, demands (including costs of defense and reasonable attorneys' fees) arising out of any claim, or the defense thereof, made with respect to Paragraphs 11.1 (a) through 11.1 (d). IMNF will seek in good faith by all reasonable means to defeat or reduce any damages as to which indemnification may be sought so as to minimize such indemnification and will give CFI timely notice of, and the opportunity to participate in at its expense, the defense or compromise of any claim which may give rise to such indemnification. Failure to give timely notice shall be a defense only to the extent it prejudices CFI's rights. Final settlement authority remains with IMNF.

                11.2 Except as provided in Subparagraph 11.1 (c), no liability of CFI under this Agreement shall exist with respect to the representations, warranties and covenants made in this Agreement or any schedule or certificate furnished by them with respect thereto, except as to claims which are made within three years of the Closing Date.

                11.3 The aggregate of all claims for indemnification by IMNF hereunder must exceed the sum of $25,000 before any claim may be made. The said amount of $ 25,000 is a one-time deductible against all such future claims.

             12. INDEMNIFICATION OF CFI/ MEMBERS OF CASTORO FAMILY. 12.1 IMNF shall indemnify and hold CFI (and as to the provisions of Paragraph 12.1d, Christopher Castoro, Vincent C. Castoro and/or Vincent J. Castoro) harmless after the Closing Date from and against any and all of the following:

                (a) The breach by IMNF of any warranty or representation made by IMNF pursuant to this Agreement;

                (b) The nonperformance of any covenant of IMNF;

                (c) Any claims for unpaid taxes of any kind which are asserted or levied against CFI or the properties or assets of CFI after the Closing Date which relate to any period after the Closing Date.

                (d) All claims arising against Christopher Castoro, Vincent C. Castoro and/or Vincent J. Castoro on trade lines of credit of BDMC;


                (e) All costs, assessments, judgments, demands (including costs of defense and reasonable attorneys' fees) arising out of any claim, or the defense thereof, made with respect to

Paragraphs 12.1 (a) through 12.1 (d). CFI will seek in good faith by all reasonable means to defeat or reduce any damages as to which indemnification may be sought so as to minimize such indemnification and will give IMNF timely notice of any claim which may give rise to such indemnification.

                12.2 Except as provided in Subparagraph 12.1(e), no liability of IMNF under this Agreement shall exist with respect to the representations, warranties and covenants made in this Agreement or any certificate furnished with respect thereto, except as to claims which are made within three years of the Closing Date.

                12.3 The aggregate of all claims for indemnification by CFI hereunder must exceed the sum of $25,000 before any claim may be made. The said amount of $25,000 is a one-time deductible against all such future claims.

             13. MISCELLANEOUS.
                 -------------

                13.1 EXPENSES. Whether or not the transactions herein set forth
                     --------
shall be consummated, IMNF will pay all expenses of the preparation and performance of this Agreement incurred by IMNF, and CFI will pay all expenses incurred by it in connection with the preparation and performance of this agreement.

                13.2 CONFIDENTIALITY. Except as contemplated by this Agreement
                     ---------------
or necessary to carry out the transactions herein set forth, all information or documents furnished hereunder by IMNF or CFI to the other shall be kept confidential by the party to whom furnished at all times to the Closing Date, and in the event such transactions are not consummated, each shall return to the other all documents furnished hereunder and copies thereof and shall continue to keep confidential all information furnished hereunder and not thereafter use the same for its advantage.

                13.3 NOTICES. Any notice required or permitted hereunder shall
                     -------
be in writing and
shall be given by hand, or by overnight mail addressed, if to IMNF to: IMN Financial Corp., 520 Broadhollow Road, Melville, New York 11747, Attention:
General Counsel. If to CFI to: CFI Mortgage, Inc., 580 Village Boulevard, Suite 120, West Palm Beach, Florida 33409, Attention: Christopher C. Castoro.

                13.4 BEST EFFORTS, COOPERATION. IMNF, CFI and Principals shall
                     -------------------------
exert their best efforts to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and the satisfaction of the conditions hereof on their part to be satisfied, and all shall cooperate with the other with respect thereto.

                13.5 ENTIRE AGREEMENT/AMENDMENT. This Agreement and the
                     ---------------------------
Schedules thereto constitute and contain the entire agreement of the parties and supersede any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. No modification or amendment of this Agreement shall be of any force or effect unless in writing and signed by all the parties hereto.

                13.6 PARTIES IN INTEREST. All of the terms and provisions of
                     -------------------
this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests or obligations hereunder of any party hereunder shall be assigned without the prior written consent of the other parties.

                13.7 COUNTERPARTS. This Agreement may be executed in any number
                     ------------
of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

                13.8 TIME OF THE ESSENCE. Time is of the essence in the
                     -------------------
performance of all obligations of the parties under this Agreement.

                13.9 GOVERNING LAW/ SECTION AND PARAGRAPH HEADINGS/
                     ----------------------------------------------
CONSTRUCTION. This Agreement shall be governed by the laws of the State of New
------------
York, without regard to conflicts of law principles. The section and paragraph headings contained herein are meant for convenience only , and shall form no part of the interpretation or construction of this Agreement. All of the parties to this Agreement have participated freely in its negotiation and preparation; therefore, this Agreement shall not be more strictly construed against any one of the parties hereto.

                13.10 SURVIVAL. This Agreement's provisions, representations and
                      --------
warranties, shall survive the Closing of this Agreement, and the transfer and delivery of stock certificates hereunder.

                13.11 SCHEDULES. The following schedules are attached hereto and
                      ---------
by this reference form a part hereof. All schedules shall be delivered to IMNF at the Closing unless otherwise indicated herein.

         SCHEDULE          SUBJECT MATTER
         --------          --------------
         4.1               Articles of Incorporation and By-laws of BDMC
         4.5A              Notes Payable/Liens on Real Property
         4.5B              Real Property Owned
         4.5C              Defects in Properties or Assets
         4.6               Changes in Condition
         4.7               Taxes and Deficiency Assessments
         4.11              Litigation
         4.12A             Accounts and Notes Receivable
         4.12B             Accounts Payable

         4.12C             Commissions Payable
         4.15A             Overtime, Back-Wage, Vacation, Discrimination Claims
         4.15B             Key Staff
         4.16A             Personal Service Contracts
         4.16B             Employees
         4.17              Profit Sharing Arrangements; Bonuses
         4.18              Pensions and Deferred Compensation
         4.19              Benefits Policies and Claims
         4.21              Leases
         4.23A             Insurance and Indemnity Policies
         4.23B             Banking Relationships
         4.26              Permits
         4.27A             Warehouse Lines
         4.27B             Investors
         4.27C             Mortgage Originations
         4.30              Disclosure
         5.4               Castoro Family Guaranties on Trade Lines of Credit
         7.5               Consents

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. CFI MORTGAGE, INC.

                                        By:_____________________________________
                                              Christopher C. Castoro, President





                                        IMN FINANCIAL CORP.


                                        By:_______________________________
                                              Edward R. Capuano, President



                                        As to the Provisions of Paragraphs 1.5
                                        and 3 Only:

                                        VINCENT CASTORO


                                        -----------------------------------

                                        As to the Provisions of
                                        Paragraph 3 Only:


                                        CHRISTOPHER CASTORO


                                        -------------------------------------